AFR Inc.
Stock Purchase Agreement
THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of March 04, 2019 by and between AFR Inc. , a (Florida ) corporation (the "Company"), and (Kamran Heydari) ("Purchaser").
WHEREAS, the Company desires to issue, and Purchaser desires to acquire, stock of the Company as herein described in the Amended and Restated Articles of Incorporation, other corporate documents, and the terms and conditions hereinafter set forth; and
WHEREAS, the issuance of Common Stock hereby is intended to represent the exclusive sale of shares of the capital stock of the Company to Purchaser. Now, THEREFORE, IT IS AGREED between the parties as follows:
Article 5.0. FIFTH: Classes and Description of Stock. Shareholders shall have the same powers, privileges, preferences, rights, restrictions, designations, qualifications ,limitations, and shall rank equally, share ratably and be identical in all respects as to all matters relating to the Common Stock are thereof, are fixed as follows:
Authorized Capital Stock. This Corporation is authorized to issue one (1) class of shares of stock, which shall be designated as Common Stock (?Common Stock "). The total number of shares of capital stock that the Corporation is authorized to issue is one hundred million (100,000,000.00) shares, consisting of (100,000,000.00) shares of Common Stock Par Value of $0.000001 per share ("Common Stock "). The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the remaining unissued and undesignated shares of Common Stock. Majority Shareholders (60 % or more) shall have the right and not the obligation to approve or disapprove of any issuance. Additionally, A Majority Shareholder vote (60 % or more), ratification, and execution and the Board of Director?s formal approval is required to increase the authorized number of shares of all classes of Common Stock and Preferred Stock if applicable. New capital stock issuance including preferred stock shall require a Majority Shareholder vote (60 % or more) of Common Stock ratification and execution and the Board of Director?s formal approval. The terms, rights, preferences, and privileges of any stock created shall require a Majority vote (60 % or more), ratification, and execution and the Board of Director?s formal approval.
5. 2. 1. Voting Rights - General. Holders of Common Stock shall be entitled to (1.00) vote for each share of Common Stock standing in his or her name on the books of the Corporation. The holders of Common Stock shall have voting rights for the election of the Board of Directors.
5. 2. 2. Majority Voting. Majority voting shall be (60 % or
more). All material actions of the corporation shall require the Majority vote (60 % or more) of Common Stock. Majority Voting (60 % or more) or a qualified majority is the preset threshold value. Unless otherwise required by securities regulatory reporting requirement, the company shall not solicit or required to provide further notice, nor include minority resolutions, or voting proxies . A qualified majority shall be utilized for critical corporate decisions. Cumulative voting in the election for directors is NOT authorized.
5. 3. Description of Stock. Common Stock Shareholders participate at the discretion of the Board of Directors and Officers and via the Approval of Shareholders in the pro-rata earnings of the company only after all fixed charges, if any dividend, other capital allocation, capital expenditures at the discretion of the company, the Board of Directors shall be allocated prudently.
5. 4. Common Stock Rights. Shareholders all have the same rights and privileges and shall rank equally and share ratably as to all matters. All the rights granted and the powers, preferences, rights, restrictions, designations, qualifications, limitations, and or other matters relating to the Common Stock shall assume the designation of Common Stock set forth in the first (1st) filed Restated Certificate of Incorporation. Shareholders shall elect Board of Directors and Officers to represent their interests.
5. 5. Payment. Fully paid, Validly Issued, and Non-Assessable Stock. Payment shall be deemed fully paid, validly issued, and non-assessable shares of the stock. Any and all shares of Common Stock so issued for which the consideration is so fixed has been paid or delivered to the Corporation shall be deemed fully paid, validly issued, and non-assessable shares of the stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares. The Corporation affirms that the outstanding shares shall be duly authorized, fully paid, validly issued, and non-assessable shares of the stock in compliance with applicable laws and are fully paid and non-assessable.
5. 6. Issuance. The shares of Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation.
5. 7. Stock Transfer - Book Form Entry of Stock is permitted. The Corporation shall permit the Book Form Transfer of Stock and Securities via any means to facilitate the efficient management of shares. There is no material transfer restriction imposed upon the common stock. Corporate Stock or Shares book form is allowed, and Signatures may be executed, effectuated, and effective digitally. Shares of the Corporation Shall be transferable on the record of shareholders upon presentment to the Corporation or an External party including an approved Stock Transfer Agent. Evidence of ownership includes Stock Certificates representing the Shares requested to be transferred, with proper endorsement on the stock certificate or on a separate accompanying document, together with such evidence of the Payment of Transfer related compliance and fees. Transfer of Shares shall be made on the books of the corporation upon surrender of the certificates therefore, endorsed by the person named in the certificate in writing. No Transfer shall be made which is inconsistent with the applicable law. Transfer Agent Shall Maintain Stock Transfer Ledger. Transfer Agents shall be engaged at the discretion of the company leadership to manage and maintain the Stock Transfer Ledger and transfer Books of the Corporation as they are issued. The Signatures of the Board of Directors or Officers upon a certificate may be utilized if a transfer agent countersigns the certificate or registered by a duly authorized transfer agent.
5. 8. Dividends Authorization and Distribution Rights. Dividends shall be non-mandatory and non-cumulative. Dividends, allotment, capital retention, capital allocation, and capital distribution shall require a Majority vote (60 % or more) of Common Shareholders and executed via the Board of Director?s formal approval. The announcement of the declaration and distribution of dividends shall be the responsibility of the Board of Directors and the Company respectively. Distributions may include liquidating distributions per share, whether in cash, in kind, in stock (including a stock split) or by any other means the company sees fit.
5. 9. Stock Splits. Stock Splits shall require a Majority vote (60 % or more) of Common Stock and ratification and executed via the Board of Director?s formal approval.
5. 10. Stock Buy-Back Program. The Stock Buy-Back Program shall require a Majority vote (60 % or more) of Common Stock and ratification and executed via the Board of Director?s formal approval.
5. 11. Board of Directors and Majority Shareholder Approval. Notwithstanding any other provision of the Articles of Incorporation, the Board of Directors shall have the right to authorize the sale of stock. Majority Shareholders (60% or more) shall have the right but not obligation to approve, reject, abstain regarding the sale of company stock.
5. 12. Financial, Capital, Liquidity, and Reserves. The Chairman of the Board of Directors shall be empowered to establish or abolish any such reserves at its discretion. Reserves may be sourced from capital raised or from net profits of the corporation.
5. 13. No Employment Rights. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser's employment, if applicable, for any reason at any time, with or without cause and with or without notice.
The Following Includes the Stock Purchase and Issuance Process
5. 14. Stock Purchase Agreement Shall be sent to Purchasers. Stock Purchase Agreement Shall be sent to Purchasers. In the Event of the following including but not limited to a Direct Listing, Initial Public Offering, Underwritten Offering, and Best-Efforts Offering, Stock Purchase may be facilitated via Digital Offering Platforms, Underwriters, Retail, and Institutional methods including the Approval for Book Transfer of Securities indicated in the Company?s Charter. (NOTE: PLEASE PRINT and SEND 3 COPIES, 1 Copy for the Purchaser, 1 Copy for the Company Minute Book, 1 for the Company backup copy.) (NOTE:
PLEASE SEND Return Envelopes/With Stamp/ Return Address).
Stock Purchase Agreement (SPA). Purchasers can purchase the Company Stock directly from the company. Stock Purchase may be accompanied by an Offering Circular.
5. 15. 1. Investment Disclosures, Representations, and Declaimers. In connection with the purchase of the Stock, the Purchaser represents to the Company the following: Purchaser has full power and authority to enter into this Agreement and such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.
5. 15. 2. Development Stage Risks Disclaimer Notice. Purchaser acknowledges he or she is an investor in securities of development stage companies and that she or he can fend for himself or herself and can bear the economic risk of total loss of investment in such securities. Additionally, the Purchaser acknowledges that he or she has the sufficient knowledge and experience in financial or business matters and can evaluate the merits and risks of the investment in the Stock or Securities.
5. 15. 3. Forward Looking Information, Disclosures, Disclaimer Notice. An advisory note regarding forward-looking statements, future expectations, prospective statements, and projections. The securities of the Company are highly speculative and investing in shares pose a significant risk. Investors should do their due diligence before making any investments. An advisory note regarding forward-looking statements, future expectations, prospective statements, and projections. The securities of the Company are highly speculative and investing in shares pose a significant risk. Investors should do their due diligence and read the offering circular before making any investments. We have not authorized anyone to provide you with different information. Forward-Looking Statements within the meaning of the private Securities Litigation Reform Act of 1995 and other federal securities laws can be identified by the use of forward-looking terminology such as ?believes,? ?estimates,? ?projects,? ?budget,? ?forecast,? ?anticipate,? ?plan,? ?may,? ?shall,? ?could?, ? shall,? ?believes,? ?predicts,? ?potential,? ?intend,? ?expects,? ?continue,? or the negative thereof, or other variations thereon or comparable terminology. Forward-looking statements include statements regarding what, how, and where the company believes it anticipates, estimates, expects, intends, and predicts it shall achieve such forward-looking statements, future expectations, prospective statements, and projections. Changes in Results: Future prospective projections shall not be regarded as a representation or a prediction that the company shall achieve or is likely to achieve any results. Therefore, the actual results of operations are likely to vary from the projections, and the variations may be material and adverse. The projections are based on AFR Inc.?s best estimate of future results based on present circumstances. Important factors that may cause the actual results to differ from those expressed within may include, but are not limited to, statements included herein or elsewhere. AFR Inc.?s anticipated future forward-looking objectives are hypothetical and based upon a presumed future outcome. Forward-looking Statements are based upon the company?s present expectations but are not guaranteed to occur. The industry trends or our actual results, activities or achievements may be materially different from those expressed or implied by Forward-Looking Statements. This may cause the actual results, performance, or future potential forecasted achievements of AFR Inc. or the industry to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements including known and unknown risks, uncertainties and other factors, several of which are beyond AFR Inc.?s control.
5. 15. 4. Shareholder Litigation Waiver. You the Purchaser, by purchasing the stock waive the right for Shareholder Litigation associated with this Offering. Shares may lose value due to various factors including the stock price may fall below the price of the offering (i.e. company?s stock price falls below IPO offering price). By Signing below, YOU agree to read the Company?s Articles of Incorporation, Charters, Documents, and the any other information and disclosures from the company and understand the risk and liabilities associated with this offering. Shareholders may be responsible for liabilities associated with this offering. (INTIAL) ________.
5. 15. 5. Exclusive Jurisdiction. The Articles of Incorporation indicates that the company shall utilize an Exclusive Jurisdiction resolution action. (Note: Please read all charters, documents, and disclosures for more information related to Exclusive Jurisdiction resolutions and actions.)
5. 15. 6. NO Errors & Omissions Insurance (E&O) Insurance. The Company is NOT Providing Errors and Omissions Insurance (E&O), Shareholders may be responsible for liabilities associated with this offering. In the future the Company is permitted to procure such resources.
5. 15. 7. NO Directors and Officers (D&O) Liability Insurance. The Company is NOT Providing Directors and Officers (D&O) Liability Insurance, Shareholders may be responsible for liabilities associated with this offering. In the future the Company is permitted to procure such resources.
5. 15. 8. NO Indemnification Agreement(s). The Company is NOT Providing Indemnification Agreement(s), Shareholders may be responsible for liabilities associated with this offering. In the future the Company is permitted to procure such resources.
5. 16. Purchase. Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Purchaser, an aggregate of (Seventy Four Million) (74,000,000) Fully Paid, Validly Issued, and Non-assessable Common Stock shares of the Company (the "Stock") at .000001 per share, for an aggregate purchase price of One Hundred Dollars ( $74.00 ). Such shares shall be Issued and Delivered to (Kamran Heydari) upon execution and approval by the Company and payment by the purchaser.
5. 17. Stock Purchase Agreement Signed and Returned. The Stock Purchase Agreement shall be Signed and given to the Company by the Purchaser or purchase may be made via digital, electronic, or book transfer. (NOTE: Purchaser Shall Mail back the Stock Purchase Agreement)
5. 18. Board of Directors Approval via Action by Written Consent. The Stock Purchase Agreement (SPA) may be accepted, approved, ratified, and thereby stock issued. The Board of Directors shall have the right and discretion to approve, reject, or abstain from Stock Issuance.
5. 19. Funds shall be Accepted and Deposited. The Effective Date of Stock Acceptance shall be the approval date executed by the Chairman of the Board of Directors. The Company reserves the right to return funds if it is determined that acceptance was a mistake. The Stock shall be Fully Paid, Validly issued, and Non-assessable.
5. 20. Stock Ledger and Stock Transfer Record. The Company?s Stock Transfer Ledger shall log and Book-record and represent the Shares Purchased, Sold, and, Transferred, Surrendered, or Lost.
5. 21. Certificate. Issuance Information on Certificate. AFR INC. INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA AUTHORIZED TO ISSUE 100,000,000 SHARES COMMON STOCK AT $0.000001 PAR VALUE.
5. 22. Shareholder Name and Information: ______Kamran Heydari______ certifies that,
5. 23. Number of Shares: _______74,000,000.00____________ is
hereby issued fully paid, validly issued, and non-assessable shares of the stock of the above named corporation transferable only on the books of the corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this certificate properly endorsed.
The following may be recorded in the Stock Information and
ledger.
5. 24. Stock Certificates Shall Be Numbered. Certificate Number:
_____ ( 01) ___________
5. 25. Stock Certificate Seal. The Corporate Seal and Stock Certificated adopted and approved as the Corporate Seal and the Stock Certificate of the company.
5. 26. The State of Incorporation. Stock Certificates shall indicate the State of Incorporation which is Florida 2019.
5. 27. Legends. Stock Certificates shall indicate Legends, Rights, and Restrictions, or Limitations associated with the stock and its specific offering standard or exemption. Legend. Certificate Bearing a Regulation A + IPO Securities Legend. Each Certificate representing shares of AFR Inc. stock now or hereafter owned by the Shareholders identified or issued to any person hereof shall be endorsed with the following legend or at the Discretion of the Chairman of the Board. Regulation A + IPO Holding Minimum Holding Period. Shares can become freely tradable if the following conditions are met according to released regulatory guidance. Each Purchaser agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend to enforce Regulation A + IPO Minimum Holding Period requirements and the Company agrees promptly to do so. The legend shall be removed upon the lapse of the required holding time period.
Regulation A + IPO Holding Period for ? Non-insiders or ?Non-affiliated? investors have a one (1) year holding period requirement before sale.
Regulation A + IPO Holding Period for ? Affiliated Legend - Affiliated or Associated Persons (?Insiders?) shall have a six
(6) Month holding period requirement before sale.
5. 28. Certificate Issued: ______X ________Or Book Transfer:
______X ________
5. 29. Transferred from. From Whom Shares were Transferred. (Original Issue) or (Transferred From).
5. 30. Issue Stock Certificate. The Company shall issue Stock Certificate to purchasers directly from the company or via a Transfer Agent or equivalent. If Board of Directors or Officers have signed a Stock Certificate and have ceased to be such party before such certificate is issued, the Corporation has the right to either evaluate, reject, repudiate, or accept such actions at its discretion.
5. 31. Stock Certificates Delivered or Book-Transfer of Stock is
effectuated.
5. 32. Stock or Certificate Issuance Process. The Company shall then Issue Certificates or conduct a Book-Transfer or instruct its transfer agent to process such stock ledger -related corporate actions.
5. 33. Stock Certificate Sent. A Stock Certificate shall be sent to the purchaser digitally issued. A Stock Certificate is a document representing your ownership in the company.
5. 34. Evidence of Ownership. The number of shares of Stock shall be recorded on the Company?s stock transfer ledger opposite such Investor?s name and address and the Company shall issue a certificate to the Shareholder representing the Stock. (NOTE: Print and Send Color Certificates to Purchaser or utilize a Transfer Agent.)
5. 35. Lost, Stolen or Destroyed Stock Certificates. The Corporation may issue new Stock Certificates in place of any Stock Certificate thereto signed by it, alleged to have been lost, stolen, or destroyed. No Stock Certificates for Shares of the Corporation shall be issued in place of any Stock Certificate alleged to have been lost, destroyed, or wrongfully taken, if and to the extent required by the Board of Directors upon the following: Shareholder who have lost Evidence of Ownership in the form of Stock Certificates shall provide the following:
5. 36. 1. Production of evidence of loss, destruction or
wrongful taking.
5. 36. 2. Delivery of Notary Settlement. Delivery of a Notary Statement Indemnifying the Corporation and its agents against any claim made that may be made against it or them on account of the alleged loss, destruction or wrongful taking of the replaced stock certificate or the issuance of the new Stock Certificate.
5. 36. 3. Payment of the Expenses of the Corporation and its agents incurred in connection with the issuance of the new certificates.
5. 37. Signature. Stock Certificates Shall Be Signed. Stock Certificates shall be signed by the President, Chairman of the Board of Directors, Ratified by Shareholders (Optional), and Further Ratified by the Board of Directors (Optional). In witness whereof, the Company shall cause certificates to be signed and its corporate seal to be affixed to the Stock Certificate with all the required information including shareholder information and any legends if applicable.
Chairman of the Board of Directors Name: _Kamran Heydari _Signature: ________________ Date: March 04, 2019.
President Name: ____ Kamran Heydari ________Signature:
___________________________ Date:  March 04, 2019.
5. 38. Purchaser Signatures. PURCHASER ACKNOWLEDGES AND AGREES
HERETO.
Purchaser Name: ___ Kamran Heydari _________Signature:
___________________________ Date:  March 04, 2019.
5. 39. The Company: AFR Inc. Acceptance and Signatures. Agreed
and Accepted:
Chairman of the Board of Directors Name: __ Kamran Heydari ___Signature: ______________ Date: March 04, 2019.
President Name: ___ Kamran Heydari ________________Signature:
_____________________ Date:  March 04, 2019.
5. 40. Transfer Agent Countersigned. (If applicable):
___________ (Transfer Agent Name-Signature) (NOTE: Assign each shareholder in your corporation a block or section in the Shareholders Ledger.) (NOTE: Whenever the shareholder buys, sells, or transfers any stock, a recordation must be completed.) (NOTE: Each Certificate can be issued for more than one share.)
5. 41. Closing & Delivery. The closing hereunder, including payment for and delivery of the Stock shall occur immediately following the execution of this Agreement.
5. 42. Notarization Acknowledgement (IF Applicable) State of:
______________________ County of: On this______ day of __, 20XX, before (NAME) personally appeared (NAME PARTY )_, To me known and known to me to be the individual who executed the foregoing ____Stock Purchase Agreement Signature Page in the capacity therein indicated, who acknowledge that he or she, being authorized to do so, executed the foregoing instrument for the purposes therein indicated as his or her own free act and deed. Notary Public Signature: ______________ DATE: ______________
PLEASE MAKE A PHOTOCOPY OF THIS PAGE AND RETURN TO THE COMPANY.
5. 43. Stock Purchase Agreement Common Stock in AFR Inc.
Number of Shares Purchased:
74,000,000 (Shares)
Price Paid Per Share:
..000001
Total Amount Paid:
$ 74.00

5. 44. Acceptance and Signatures. Agreed and Accepted. Your signature evidences your purchase of the Company?s shares until you receive your stock certificates. You will have agreed and consented to the provisions set forth in the Company?s Articles of Incorporation and Bylaws. The undersigned represents that you have read and understands this Stock Purchase Agreement. Additionally, you attest that the information provided to the company by you and contained herein is complete and accurate and should any information change to advise the company of such changes. Please acknowledge that you have read and viewed disclosures before proceeding. IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed and delivered by the Purchaser and by the Company on the respective dates set forth below. Telephone. 914-275-5061 Website. www.AFRINC.com.
? Acknowledgement. I Understand, Acknowledge, and Accept that I have read the Company?s Risk Factors, Disclosures, Disclaimers, Waivers. If you agree with the terms of this letter agreement, please sign in the space provided below.
5. 44. 1. Purchaser Name: ______ Kamran Heydari ______
5. 44. 2. Purchaser Signature:____________________________
5. 44. 3. Date: ________________ March 04, 2019__________
5. 44. 4. Purchase Dollar Amount:____________________
5. 44. 5. CHECKS. Checks made payable to ?AFR Inc.?

5. 45. Company Signatures.
1. Chairman of the Board of Directors: :_Kamran
Heydari___Signature: ________________Date:  March 04, 2019.
2. Director: ______________Kamran Heydari___Signature:
___________________________Date:  March 04, 2019.
3. Officer ? President: _____Kamran Heydari___Signature:
___________________________Date:  March 04, 2019.
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